EXHIBIT 99.1

Colony Bankcorp, Inc. Announces Payment of Preferred Stock Deferred Dividends and Trust Preferred Securities Deferred Interest

FITZGERALD, Ga., Nov. 17, 2014 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq:CBAN) today announced the payment of its scheduled November 17, 2014 dividend payment on its Cumulative Perpetual Preferred Stock along with the missed dividend/interest payments from February 2012 to November 2014. Total amount to bring the $28 million Preferred Stock dividend payments current was $5,492,749.41.

Additionally, the Company made payments of $1,591,789.86 on its issues of junior subordinated debentures, relating to outstanding trust preferred securities (TRUPs), having an outstanding principal amount of $24.2 million. This payment represents the deferred interest from March 19, 2012 to October 30, 2014 along with the next scheduled payments in December 2014 and January 2015.

During the deferral period the Company continued to accrue the regular scheduled payments for financial statement purposes on both the preferred stock and TRUPs, thus no additional impact on the financial statements with these payments.

On February 13, 2012, after consultation with Georgia Department of Banking and Finance and Federal Reserve Bank of Atlanta, the Company announced that it was exercising its right to suspend payments on both the Cumulative Perpetual Preferred Stock and TRUPs. "Management has worked diligently to position the Company for reinstatement of these payments. Much effort has been devoted to maintaining a strong "well-capitalized" regulatory capital position and improving asset quality and earnings to acceptable levels. We are pleased that Colony's progress allows us to reinstate these payments," said Ed Loomis, President and Chief Executive Officer. "This action was in concurrence with both Georgia Department of Banking and Finance and Federal Reserve Bank of Atlanta."

CONTACT: Terry L. Hester
         Chief Financial Officer
         (229) 426-6000 (ext. 6002)